Mail Stop 4628
                                                          September 26, 2018


James Daniel Westcott
President and Chief Financial Officer
Legacy Reserves Inc.
303 W. Wall St., Suite 1800
Midland, Texas 79701

       Re:    Legacy Reserves LP
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed February 23, 2018
              File No. 1-33249

Dear Mr. Westcott:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Loan Lauren P.
Nguyen for

                                                          John Reynolds
                                                          Assistant Director
                                                          Office of Natural
Resources